EXHIBIT 99.1
For Immediate Release
Contact:Patrick Pedonti, Chief Financial Officer: 860-298-4738
E-mail: investorrelations@sscinc.com
SS&C Technologies Announces Results for Q3 for 2006
WINDSOR, CT — November 8, 2006 — SS&C Technologies, Inc.( www.ssctech.com), a global provider of financial services software and outsourcing solutions, today announced results for the quarter ended September 30, 2006. Reported revenue on a GAAP basis for the third quarter of 2006 was $52.4 million. Included in reported revenue for the third quarter is a $0.5 million reduction in revenue caused by purchase accounting adjustments to reflect November 23, 2005 deferred revenue at its estimated fair value. Excluding the purchase accounting adjustment, adjusted revenue (a non-GAAP financial measure defined in note 3 to the attached Consolidated Condensed Financial Information) for the third quarter of 2006 was $52.9 million, a 15% increase from the third quarter of 2005. Net profit, on a GAAP basis, for the third quarter of 2006, was $0.4 million.
Adjusted operating income (a non-GAAP financial measure defined in note 1 to the attached Consolidated Condensed Financial Information) was $18.4 million for the three months ended September 30, 2006, compared to $15.3 million in the third quarter of the prior year. The adjusted operating income increase is 20%. GAAP operating income in the third quarter of 2006 was $10.6 million and includes amortization of $5.7 million, stock-based compensation of $1.7 million and deferred revenue adjustment and other purchase accounting items of $0.4 million. GAAP operating income in the third quarter of 2005 was $11.9 million and includes amortization of $2.2 million and merger costs of $1.2 million.
Consolidated EBITDA (a non-GAAP financial measure defined in note 2 of the Consolidated Condensed Financial Information) for the third quarter of 2006 was $20.8 million, compared to $18.8 million in the third quarter of 2005. Consolidated EBITDA for the twelve months ended September 30, 2006 was $82.4 million.
Revenues/Operating Income
“Our third quarter results reflect consistent growth in revenue, over 2005. For the third consecutive quarter, we have achieved record revenue. We have solid performance across the business, with recurring revenues, which includes both maintenance and outsourcing revenues, of $41.4 million, an increase of 19% over Q3 2005. We are focused on our operating margins while ensuring that we continue to build our outsourcing capability. The adjusted operating income was 35% of revenues compared to 33% in Q3 2005 which reflects a 200 basis point improvement from the same period last year,” says Bill Stone, Chairman and CEO, SS&C Technologies Inc.
Outsourcing Solutions
“We continue to see strong demand for our products and services as evidenced by the new customers added during the quarter. Particularly strong is the demand for our outsourcing services. In Q3 outsourcing revenues was $27.3 million, a 26% increase over Q3 2005,” said Stone. “We are pleased to see both an increase in new outsourcing customers and additional services for existing outsourcing customers. These two metrics validate our reliability and the strength of our offering.”
Zoologic Acquisition
“We are pleased with the progress of the integration of Zoologic, the acquisition we completed in Q3. We have introduced the Zoologic Learning Solutions to many of our financial services software and services clients and are delighted with the response. Our clients’ personnel as well as SS&C’s staff can access the curriculum, course materials and tests anywhere in the world. The swift integration of people, products and capability is a testament to the synergy of the Zoologic solutions with our core business,” adds Stone. “This is consistent with our long term strategy to fully integrate all of our businesses and ensure we maximize the cross sell opportunities.”
Balance Sheet and cash Flow
“We ended the quarter with $10.6 million cash on our balance sheet, total debt position of $476.4 million and net debt of $465.8. We generated net cash from operating activities of $25.8 million for the nine months ended September 30, 2006 and have used that cash to acquire new businesses, invest in our growing outsourcing business, pay down our debt and deleverage our business. During 2006, we have paid down $12.2 million in debt,” said Stone.
Earnings Call
SS&C’s Q3 2006 earnings call will take place at 9:00 a.m. eastern time on November 9, 2006. The call will discuss Q3 2006 results. Interested parties may dial 706-643-7858 (US, Canada and International) and request the “SS&C Third Quarter Earnings Call”, conference ID #1739796. A replay will be available after 12:00 pm on November 9th, until midnight on November 16th, 2006. To hear the replay, dial 706-645-9291 and enter the access code 1739796. A replay of the call will also be available on November 10th, 2006 on our website at www.ssctech.com/about/investor.asp.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	Successor		Predecessor
	Three Months	Nine Months	Three Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2006	2005	2005
Revenues:
Software licenses	$6,502	$16,864	$7,567	$17,884
Maintenance	14,187	40,535	13,263	35,067
Professional services	4,490	14,618	3,633	9,565
Outsourcing	27,270	79,452	21,647	51,723

Total revenues	52,449	151,469	46,110	114,239

Cost of revenues:
Software licenses	2,280	6,828	913	2,267
Maintenance	5,201	15,064	3,199	8,224
Professional services	3,142	9,435	2,171	6,377
Outsourcing	15,185	42,282	12,958	28,808

Total cost of revenues	25,808	73,609	19,241	45,676

Gross profit	26,641	77,860	26,869	68,563

Operating expenses:
Selling and marketing	4,856	12,751	4,167	10,540
Research and development	6,099	17,903	5,772	15,195
General and administrative	5,107	13,860	3,820	9,814
Merger costs related to the sale of SS&C	—	—	1,171	1,171

Total operating expenses	16,062	44,514	14,930	36,720

Operating income	10,579	33,346	11,939	31,843

Interest expense, net	(12,155)	(35,428)	(677)	(556)
Other (expense) income, net	(83)	744	211	326

(Loss) income before income taxes	(1,659)	(1,338)	11,473	31,613
(Benefit) provision for income taxes	(2,018)	(3,258)	4,478	12,060

Net income	$359	$1,920	$6,995	$19,553

See Notes to Consolidated Condensed Financial Information.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	Successor
	September 30,	December 31,
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$10,646	$15,584
Accounts receivable, net	34,394	32,862
Income taxes receivable	—	8,176
Prepaid expenses and other current assets	8,050	6,236

Total current assets	53,090	62,858

Property and equipment, net	10,161	10,289

Intangible and other assets, net	1,113,115	1,103,224

Total assets	$1,176,366	$1,176,371

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$2,782	$10,438
Accounts payable	2,265	2,367
Accrued employee compensation and benefits	6,984	9,048
Other accrued expenses	6,917	8,769
Interest payable	8,051	3,082
Income taxes payable	1,742	—
Deferred income taxes	729	1,305
Deferred maintenance and other revenue	26,657	20,566

Total current liabilities	56,127	55,575

Long-term debt, net of current portion	473,634	478,143
Other long-term liabilities	1,196	1,257
Deferred income taxes	75,735	84,263

Total liabilities	606,692	619,238

Total stockholder’s equity	569,674	557,133

Total liabilities and stockholder’s equity	$1,176,366	$1,176,371

See Notes to Consolidated Condensed Financial Information.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Successor	Predecessor
	Nine Months	Nine Months
	Ended	Ended
	September 30, 2006	September 30, 2005

Cash flow from operating activities:
Net income	$1,920	$19,553
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,140	7,277
Stock compensation expense	1,707	—
Foreign exchange gains on debt	(660)	—
Amortization of loan origination costs	2,224	59
Equity earnings in long-term investment	(72)	—
Net realized gains on equity investments	—	(197)
Loss on sale or disposal of property and equipment	4	15
Deferred income taxes	(11,656)	650
Income tax benefit related to exercise of stock options	—	2,375
Provision for doubtful accounts	312	930
Changes in operating assets and liabilities, excluding effects from acquisitions:
Accounts receivable	137	(8,143)
Prepaid expenses and other assets	(1,921)	(343)
Income taxes receivable	8,172	—
Accounts payable	(184)	801
Accrued expenses	503	(2,506)
Income taxes payable	1,499	578
Deferred maintenance and other revenues	3,676	(9)

Net cash provided by operating activities	25,801	21,040

Cash flow from investing activities:
Additions to property and equipment	(2,941)	(2,092)
Proceeds from sale of property and equipment	1	3
Cash paid for business acquisitions, net of cash acquired	(13,967)	(183,604)
Cash paid for long-term investment	—	(2,000)
Purchases of marketable securities	—	(88,250)
Sales of marketable securities	—	181,037

Net cash used in investing activities	(16,907)	(94,906)

Cash flow from financing activities:
Cash received from borrowings	13,400	75,000
Repayment of debt	(28,276)	(8,013)
Exercise of stock options	72	2,279
Issuance of common stock	663	343
Purchase of common stock for treasury	—	(5,584)
Common stock dividends	—	(3,718)

Net cash (used in) provided by financing activities	(14,141)	60,307

Effect of exchange rate changes on cash	309	(501)

Net decrease in cash and cash equivalents	(4,938)	(14,060)
Cash and cash equivalents, beginning of period	15,584	28,913

Cash and cash equivalents, end of period	$10,646	$14,853

See Notes to Consolidated Condensed Financial Information.

SS&C Technologies, Inc. and Subsidiaries
Notes to Consolidated Condensed Financial Information
(unaudited)
Note 1. Reconciliation of Operating Income to Adjusted Operating Income
Adjusted operating income represents operating income adjusted for amortization of acquisition-related intangible assets, merger costs and purchase accounting adjustments for deferred revenue and other expenses. Adjusted operating income is presented because we use this measure to evaluate performance of our business and believe it is a useful indicator of the underlying performance of the Company. Adjusted operating income is not a recognized term under accounting principles generally accepted in the United States of America (GAAP). Adjusted operating income does not represent operating income, as that term is defined under GAAP, and should not be considered as an alternative to operating income as an indicator of our operating performance. Adjusted operating income as presented herein is not necessarily comparable to similarly titled measures. The following is a reconciliation between adjusted operating income and operating income, the GAAP measure we believe to be most directly comparable to adjusted operating income.

	Successor		Predecessor
	Three months	Nine months	Three months	Nine months
	ended	Ended	ended	Ended
	September 30,	September 30,	September 30,	September 30,
(in thousands)	2006	2006	2005	2005
Operating income	$10,579	$33,346	$11,939	$31,843
Purchase accounting adjustments	403	2,958	—	—
Amortization of intangible assets	5,678	16,798	2,153	4,719
Merger costs	—	—	1,171	1,171
Stock-based compensation	1,707	1,707	—	—

Adjusted operating income	$18,367	$54,809	$15,263	$37,733

Note 2. Reconciliation of Net Income to EBITDA and Consolidated EBITDA
EBITDA represents net income before interest expense, income taxes, depreciation and amortization. Consolidated EBITDA, defined under our Credit Agreement entered into in November 2005, is used in calculating covenant compliance, and is EBITDA adjusted for certain items. Consolidated EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Consolidated EBITDA are presented because we use these measures to evaluate performance of our business and believe them to be useful indicators of an entity’s debt capacity and its ability to service debt. EBITDA and Consolidated EBITDA are not recognized terms under GAAP and should not be considered in isolation or as an alternative to operating income, net income, or cash flows from operating activities. EBITDA and Consolidated EBITDA do not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income as an indicator of our operating performance. The following is a reconciliation between EBITDA and Consolidated EBITDA to net income.

	Successor		Predecessor
	Three months	Nine months	Three months	Nine months	Twelve months
	ended	Ended	Ended	Ended	Ended
	Sept 30,	Sept 30,	Sept 30,	Sept 30,	Sept 30,
(in thousands)	2006	2006	2005	2005	2006
Net income (loss)	$359	$1,920	$6,995	$19,553	$(16,090)
Interest expense	12,155	35,428	677	556	40,823
Income taxes	(2,018)	(3,258)	4,478	12,060	(12,660)
Depreciation and amortization	6,768	20,140	3,150	7,277	24,739

EBITDA	$17,264	$54,230	$15,300	$9,446	$36,812
Purchase accounting adjustments	403	2,958	—	—	3,574
Merger costs	—	—	1,171	1,171	35,741
Unusual or non-recurring charges	1,033	1,243	(208)	(323)	672
Acquired EBITDA and cost savings	174	1,147	2,516	15,073	3,035
Stock-based compensation	1,707	1,707	—	—	1,707
Other	250	750	—	—	857

Consolidated EBITDA	$20,831	$62,035	$18,779	$55,367	$82,398

Note 3. Reconciliation of Revenue to Adjusted Revenue
Adjusted revenue represents revenue adjusted for one-time purchase accounting adjustments to fair value deferred revenue as a result of the November 2005 merger. Adjusted revenue is presented because we use this measure to evaluate performance of our business against prior periods and believe it is a useful indicator of the underlying performance of the Company. Adjusted revenue is not a recognized term under generally accepted accounting principles (GAAP). Adjusted revenue does not represent revenue, as that term is defined under GAAP, and should not be considered as an alternative to revenue as an indicator of our operating performance. Adjusted revenue as presented herein is not necessarily comparable to similarly titled measures. The following is a reconciliation between adjusted revenue and revenue, the GAAP measure we believe to be most directly comparable to adjusted revenue.

	Successor		Predecessor
	Three months	Nine months	Three months	Nine months
	ended	Ended	ended	Ended
	September 30,	September 30,	September 30,	September 30,
(in thousands)	2006	2006	2005	2005
Revenue	$52,449	$151,469	$46,110	$114,239
Deferred revenue purchase accounting adjustments	473	3,478	—	—

Adjusted revenue	$52,922	$154,947	$46,110	$114,239